9
DVA(2)/RY


                                                    Exhibit 4(a)



[Keyport Logo]




                         VARIABLE ANNUITY CONTRACT


If this Contract is In Force on the Income Date, We will begin making income payments to the Annuitant. We will make such payments according to the terms of this Contract.

RIGHT TO EXAMINE CONTRACT: You may cancel this Contract within 10 days after You receive it by mailing it to us at our Service Office or by canceling the Contract through Keyport's Internet Service Center. If so returned or canceled, We will treat the Contract as though it were never issued. Upon receipt of the Contract or upon cancellation of the Contract through Our Internet Service Center, We will promptly refund the Contract Value as of the date the returned Contract is received by Us or the date it is cancelled through Our Internet Service Center plus any charges We may have previously deducted. During this 10-day "Free-look" period and for ten additional days to allow for delivery of the notice to Us, the funds you invest will be held in the Rydex U.S. Government Money Market Fund sub-account.

This is a legal contract between You and Us.

                       Read This Contract Carefully.




         Secretary                            President


                         Variable Annuity Contract
                        Flexible Purchase Payments
                         Deferred Income Payments
                      Nonparticipating - No Dividends


ANNUITY PAYMENTS AND OTHER VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THIS IS EXPLAINED FURTHER IN PARTS 4 AND 5.

                             TABLE OF CONTENTS


Part

  1   Contract Schedule

  2   Sub-Accounts Available in the Variable Account

  3   Definitions

  4   Purchase Payments, Options, and Benefits

  5   Annuity Payout Option Benefits

  6   Beneficiary Provisions

  7   General Provisions

  8   Annuity Purchase Rates Under Variable Payment Options



                         PART I: CONTRACT SCHEDULE

CONTRACT NUMBER:                XX-0123456

CONTRACT OWNER INFORMATION
                           Primary                Joint
Contract Owner:            John Q. Customer       Mary Q. Customer
Contract Owner Address:    123 Main Street        123 Main Street
                           Anytown, ST  12345     Anytown, ST  12345

Contract Owner SSN/TAX ID: 123-45-6789            234-56-7890

ANNUITANT INFORMATION
Annuitant:               John Q. Customer   Date of Birth:  04/02/1944
Sex:                     Male

Joint Annuitant:         Mary Q. Customer   Date of Birth:  01/13/1945
Sex:                     Female

CONTRACT INFORMATION
Type of Contract:          Non-Qualified
State of Issue:
Effective Date:            July 1, 1998
Income Date:               April 1, 2023
Product:                   [Rydex Annuity]
Annuity Asset Charge:      [0.90%]
Initial Purchase Payment:  $15,000.00
Initial Purchase Payment Allocation:
     [Rydex Nova Fund                              0%
     Rydex Ursa Fund                               0%
     Rydex OTC Fund                                0%
     Rydex Precious Metals Fund                   50%
     Rydex U.S. Government Bond Fund              25%
     Rydex Juno Fund                              25%
     Rydex U.S. Government Money Market Fund       0%]

BENEFICIARY INFORMATION
Primary Beneficiary Name:     David Q. Customer

KEYPORT LIFE INSURANCE COMPANY CONTACT INFORMATION
Service Office:      Keyport Life Insurance Company
                     [P.O. Box 691
                     Leesburg, VA 20178]

Telephone:           [1-877-569-3789]

Internet Address:    [http:\\www.AnnuityNet.com]

          PART 2: SUB-ACCOUNTS AVAILABLE IN THE VARIABLE ACCOUNT

There are currently [seven] Sub-accounts in the Variable Account available to the Owner. The Owner may direct Purchase Payments under the Contract to any of the available Sub-accounts, subject to limitations. The amounts allocated to each Sub-account will be invested at net asset value in the shares of one of the regulated investment companies (the Funds). The Funds are:

      [1.        Rydex Nova Fund
       2.        Rydex Ursa Fund
       3.        Rydex OTC Fund
       4.        Rydex Precious Metals Fund
       5.        Rydex U.S. Government Bond Fund
       6.        Rydex Juno Fund
       7.        Rydex U.S. Government Money Market Fund]

See Section 4.03 for provisions governing any limitations, substitution or elimination of Funds.


                            PART 3: DEFINITIONS

Accumulation Unit - A unit of measure used to calculate the Contract Value during the accumulation period and in other ancillary computations.

Annuitant - The person upon whose life the annuity benefit payments made after the Income Date will be based.

Annuity Payment - An amount paid at regular intervals after the Income Date under one of several options available to the Annuitant and/or any other payee. The amount paid may vary.

Annuity Payment Option - Any of the forms of annuity benefit payments allowed under this Contract.

Annuity Unit - A unit of measure, used after the Annuity Commencement Date, to calculate the amount of variable annuity benefit payments.

Beneficiary - The person or entity designated by the Owner to receive the Death Benefit, if any, payable upon the death of the Owner.

Code - The Internal Revenue Code (IRC) of 1986, as amended.

Contract - The agreement between Keyport Life Insurance Company and the Owner in which Keyport provides a variable annuity.

Contract Anniversary - An anniversary of the Contract Date.

Contract Date - The effective date of this contract, as shown on the Contract Schedule.

Contract Owner - The individual or entity who exercises rights of ownership under this Contract.

Contract Value - The sum of the values of all the Accumulation Units attributable to this Contract at a given time.

Contract Year - The first Contract Year is the annual period which begins on the Contract Date. Subsequent Contract Years begin on each Contract Anniversary.

Death Benefit - The amount payable to the Owner's designated Beneficiary upon death of the Owner.

Electronic Fund Transfer (EFT) - a transfer of funds by transaction which is not originated by a paper instrument such as a check or money order. In the case of Purchase Payments made under this Contract by EFT, funds are transferred from You to Us by Your financial institution through an automated electronic transfer initiated pursuant to a prearranged plan which You have approved.

Fund - Any of the eligible investment entities as shown in Part 2 into which Purchase Payments may be allocated.

Income Date - The date on which annuity payments begin. The Income Date is shown on the Contract Schedule. On the Income Date, funds are withdrawn to fund Annuity payments under the Annuity Payment Option selected.

Individual Retirement Annuity (IRA) - A retirement plan qualified for special tax treatment under the Code, including traditional IRAs under section 408 and Roth IRAs under section 408A.

Internet Service Center - The Internet site Keyport maintains to provide contract and other information to You and other current and prospective annuity Contract Owners, and through which various transactions may be performed. Some transactions may not be fully completed through the Internet Service Center, but may also require You to fax or mailed a signed document to Us in order to be effective or executed. The internet address for the Internet Service Center can be found on the Contract Schedule.

Purchase Payments - Amounts paid into this Contract.

Sub-account - That portion of the Variable Account which invests in shares of a particular Fund. There is a separate Subaccount that corresponds to each Fund.

Valuation Date - Each day on which We and the New York Stock Exchange ("NYSE") are open for business, or any other day that the Securities Exchange Commission requires that mutual funds, unit investment trusts, or other investment portfolios be valued.

Valuation Period - The period commencing at the close of trading on the NYSE on a particular Valuation Date and ending at the close of trading on the NYSE on the next succeeding Valuation Date.

Variable Account - Keyport Life Insurance Company Variable Annuity Account A, the segregated investment account into which the Keyport Life Insurance Company sets aside and invests the assets attributable to this variable annuity Contract. The Variable Account is a unit investment trust variable separate account organized in and governed by the laws of Rhode Island, Our state of domicile, and registered with the SEC under the Investment Company Act of 1940.

We, Us, Our - Keyport Life Insurance Company.

You, Your - The Contract Owner and any Joint Contract Owners.

             PART 4: PURCHASE PAYMENTS, OPTIONS, AND BENEFITS

4.01 Where Payable

All Purchase Payments must be made either to Keyport at its Service Office or through the Internet Service Center. All Purchase Payments must be made in United States Currency.

4.02 Initial and Subsequent Purchase Payments

The minimum initial Purchase Payment is [$15,000.] The minimum amount for subsequent Purchase Payments to the Contract is [$1,000.00.] However, We will reduce the minimum subsequent Purchase Payment to [$250] in cases where the Contract Owner establishes automatic subsequent Purchase Payments of no less than [$250] per month by Electronic Fund Transfer. [We reserve the right to cancel the Contract if You make partial withdrawal(s) which reduce the value of the Contract to less than $5,000, but any such cancellation will be made only in accordance with the terms of the nonforfeiture law, applicable in the state of delivery shown on the Contract Schedule, for individual deferred annuities.]

This Contract will not be effective until We have accepted the initial Purchase Payment during Your lifetime.

Purchase Payments may be made until the earliest of the Income Date, the surrender of the Contract, or payment of any Death Benefit. Keyport reserves the right to limit the sum of Purchase Payments made under this Contract to $5,000,000.

4.03 Variable Account

Purchase Payments under the Contract are allocated to the Variable Account. The Variable Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Variable Account will not be charged with the liabilities arising from any other part of Keyport's business. The Owner may direct Purchase Payments under the Contract to any of the available Subaccounts. The amounts allocated to each Subaccount will be invested at net asset value in the shares of the Funds You select. The available Funds are shown in "Part 2: Sub-accounts available in the Variable Account."

Keyport reserves the right to eliminate the shares of any Fund and substitute the securities of a different Fund, investment company or mutual fund if the shares of a Fund are no longer available for investment, or, if in the judgment of Keyport, further investment in any Fund becomes inappropriate in view of the purposes of the Contract. Keyport may add new Sub-accounts investing in a new Fund. Keyport will give the Owner notice of the elimination and substitution of any Fund within fifteen days after such substitution occurs. Such notice will be posted on the Internet Service Center, and sent to the current e-mail address which You have provided to Us. Any such elimination, substitution or addition will be made only in compliance with any applicable regulatory requirements.

Keyport will use each Purchase Payment You make under this Contract to buy Accumulation Units in the Subaccount(s) You selected. The number of Accumulation Units purchased will be determined by dividing the amount directed to the Subaccount by the dollar value of an Accumulation Unit in such Subaccount as of the next valuation of such Accumulation Unit immediately following Our receipt of the Purchase Payment. The number of Accumulation Units held for an Owner in a Subaccount will not change simply because of a change in the dollar value of those Units.

4.04 Valuation of Accumulation Units

The Contract Value at any time prior to the Income Date equals the sum of the values of the Accumulation Units credited in the Subaccounts under the Contract.

The value of a Subaccount on any Valuation Date is the number of Accumulation Units in the Subaccount multiplied by the value of an Accumulation Unit in the Subaccount at the end of the Valuation Period.

Accumulation Units for each Subaccount are valued separately. Initially, the value of an Accumulation Unit was arbitrarily established at the inception of the Subaccount. It may increase or decrease from Valuation Period to Valuation Period. The Accumulation Unit value for a Subaccount for any later Valuation Period is determined as follows:

  (1) The total value of Fund shares held in the Subaccount is calculated by multiplying the number of Fund shares owned by the Subaccount at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period, and adding any dividend or other distribution of the Fund if an ex-dividend date occurs during the Valuation Period; minus

  (2) The liabilities of the Subaccount at the end of the Valuation Period (such liabilities include daily charges imposed on the Subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by Keyport that Keyport determines are as a result of the operations from the Variable Account); the result divided by

  (3) The outstanding number of Accumulation Units in the Subaccount at the beginning of the Valuation Period.

The daily charges imposed on a Subaccount for any Valuation Period represent the annuity asset charge, shown on the Contract Schedule, adjusted for the number of calendar days in the Valuation Period. The Accumulation Unit value and Annuity Unit value may increase or decrease the dollar value of benefits under the Contract. The dollar value of benefits will not be adversely affected by expenses incurred by Keyport.

4.05 Transfers

Prior to the earlier of:

    (1)  the Income Date;
    (2)  surrender of the Contract; or
    (3)  payment of any Death Benefit;

the Owner may direct a transfer of assets from one Subaccount to another Subaccount.

A transfer will result in the redemption of Accumulation Units in one Subaccount and the purchase of Accumulation Units in the other Subaccount. Such a transfer will be accomplished at relative Accumulation Unit values as of the Valuation Date the transfer request is received.

Keyport reserves the right to refuse a transfer if, in a Fund's investment advisor's judgement, the Fund would be unable to invest effectively according to the Fund's investment objectives as a result of such a transfer. Keyport reserves the right to revise the transfer privilege at any time.

4.06 Withdrawal Option

The Owner may withdraw a part of the surrender value of this Contract at any time subject to certain limitations. The withdrawal will be effective on the Valuation Date on which We receive a request:

     (1)  in writing at Our Service Office; or
     (2)  through the Internet Service Center.

The minimum withdrawal is $300. Partial withdrawals will not be permitted if they lower the Contract Value below [$5,000.] Keyport reserves the right to surrender this Contract if any withdrawal reduces the total Contract Value to a level in which this Contract may be surrendered in accordance with the terms set forth in the nonforfeiture law, applicable in the state of issue shown on the Contract Schedule, for individual deferred annuities. In such cases, We will surrender the Contract for its Contract Value.

We will transmit to you by mail or, at Your request, by EFT, any amount that You withdraw within seven days following the date of withdrawal; however, We reserve the right to suspend or postpone payment for a withdrawal when the Suspension or Deferral of Payments Provision is in effect. See Section 4.10, "Suspension or Deferral of Payments."

The withdrawal option is not available after the Income Date.

4.07 Surrender Option

You may surrender this Contract for its surrender value. On surrender, this Contract terminates. Surrender will be effective on the Valuation Date We receive a Surrender request that You have signed and mailed or faxed to Our Service Office. The Contract Surrender Value will be the total Contract Value on the Valuation Date, less any applicable taxes.

Payment will be made within seven days after the date of surrender, subject to the Suspension or Deferral of Payments Provision (see Section 4.10).

The surrender option is not available after the Income Date.

4.08 Death of Owner

Before the Annuity Commencement Date:

If there is a single Owner, upon the death of the Owner, Keyport will pay a Death Benefit to the designated Beneficiary(s). If the designated Beneficiary is the surviving spouse of the deceased Owner, the designated Beneficiary may elect to continue the Contract as the new Owner in lieu of receiving the Death Benefit. If there is no designated Beneficiary, Keyport will pay a Death Benefit to the Owner's estate.

In cases where a designated Beneficiary continues the Contract as the new Owner, We will pay a Death Benefit to the designated Beneficiary(s) selected by the new Owner or, if none, We will pay the Death Benefit to the new Owner's estate.

If there are Joint Owners, upon the death of the first Joint Owner, the surviving Joint Owner as the spouse of the deceased Joint Owner, may either continue the Contract as sole Owner or receive a Death Benefit. Upon the death of the Joint Owner who continues the Contract, Keyport will pay a Death Benefit to the designated Beneficiary(s).

The Death Benefit will be paid if Keyport is in receipt of:

     (1)  proof of death acceptable to Us;
     (2)  authorization for payment; and
     (3)  all claim forms, fully completed.

Proof of death may be:

     (1)  a certified copy of a death certificate;
     (2) a certified copy of the statement of death from the attending physician;
     (3) a certified copy of a decree of a court of competent jurisdiction as to the findings of death; or
     (4)  any other proof of death acceptable to Keyport.

All Death Benefit payments will be subject to the laws and regulations governing death benefits.

Notwithstanding any provision of this Contract to the contrary, no payment of Death Benefits provided under the Contract will be allowed that does not satisfy the requirements of Code section 72(s) or 401(a)(9), as applicable, and as amended from time to time. If the Owner is a corporation or other non-individual person (non-natural person), the death of the Annuitant will be treated as the death of the Owner.

Determination of amounts

In the case of the death of the Owner, or in the case of Joint Owners, one of the Owners; this Contract provides a Death Benefit equal to the greater of: (1) Contract Value; (2) the sum of Purchase Payments paid into the Contract minus all withdrawals and applicable State premium taxes.

Payment of amounts

The Death Benefit payable on the death of the Owner, or after the death of the first Joint Owner, or upon the death of the spouse who continues the Contract, will be distributed to the designated Beneficiary(s) as follows:

     (1) The Death Benefit must be completely distributed within five years of the Owner's date of death; or
     (2) The designated Beneficiary may elect, within the one year period after the Owner's date of death, to receive the Death Benefit in substantially equal installments over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary, provided that such distributions begin not later than one year after the Owner's date of death.

If a lump sum settlement is elected, We will pay the proceeds to You within seven days of Our approval of the claim. This payment may be postponed pursuant to the Suspension or Deferral of Payments Provision. See Section 4.10.

On or after the Income Date:

If the Owner dies on or after the Income Date, any remaining benefits payable will continue to be distributed under the Annuity Payment Option then in effect. All of the Owner's rights granted by the Contract will pass to the Joint Owner, if any; otherwise to the designated Beneficiary.

If there is no named Beneficiary at the time of the Owner's death, then the Owner's rights will pass to the Annuitant, if applicable. If no named Beneficiary, Annuitant, or Joint Annuitant survives the Owner, any remaining annuity benefit payments will continue to the Owner's estate.

4.09 Death of Annuitant

Before the Income Date:

If the Annuitant is also the Owner or a Joint Owner, then the Death Benefit paid will be subject to the Contract provisions regarding death of the Owner. If, based on the provisions of the Contract, the surviving spouse of the Owner/Annuitant assumes the Contract, then the contingent Annuitant becomes the Annuitant. If no contingent Annuitant is named, the surviving spouse becomes the Annuitant.

If an Annuitant who is not the Owner or Joint Owner dies, then the contingent Annuitant, if any, becomes the Annuitant. If no contingent Annuitant is named, the Owner (or the younger of the Joint Owners) becomes the Annuitant.

On or After the Income Date:

On receipt of proof of death, as described in Section 4.08, of the Annuitant or both Joint Annuitants, any remaining annuity benefit payments under the Annuity Payment Option will be paid to the Owner, if living, otherwise, to the Beneficiary. If there is no Beneficiary, any remaining benefit payments will continue to the Annuitant's estate.

4.10 Suspension or Deferral of Payments

We reserve the right to suspend or postpone payments for a withdrawal, transfer, surrender, or death benefit for any period when:

     (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings); or
     (2)  trading of the New York Stock Exchange is restricted; or
     (3) an emergency exists as a result of which valuation or disposal of assets and securities of the Variable Account is not reasonably practicable; or
     (4) the Securities Exchange Commission, by order or pronouncement, so permits for the protection of Contract Owners;

provided that applicable rules and regulations of the Securities Exchange Commission govern as to whether the conditions described in (2) and (3) above exist.


                  PART 5: ANNUITY PAYOUT OPTION BENEFITS

5.01 Annuity Payments

An election to receive payments under an Annuity Payment Option must be made before the Income Date.

If an Annuity Payment Option is not chosen before the Income Date, payments will commence to the Annuitant on the Income Date under the Annuity Payment Option which provides a life annuity with annuity payments guaranteed for 10 years.

The Income Date may be deferred upon request (either in writing or through the Internet Service Center) by the Owner and any Beneficiary who cannot be changed. Purchase Payments may be made until the new Income Date.

5.02 Choice of Annuity Payment Option

By Owner -- Before the Income Date, the Owner may choose or change any Annuity Payment Option.

By Beneficiary -- At the time proceeds are payable to a Beneficiary, the Beneficiary may choose or change the selected Annuity Payment Option if the change meets the requirements of Code section 72(s) or 401(a)(9) if proceeds are available to the Beneficiary in a lump sum. The Beneficiary then becomes the Annuitant.

A choice or change in the Annuity Payment Option may only be made through a signed request that is mailed or faxed to Keyport at Our Service Office.

After the Income Date, the Annuity Payment Option may not be changed.

5.03 Choice of Annuitant and Income Date

If the Owner is a natural person, then prior to the earlier of:

     (1)  the Income Date;
     (2)  surrender of the Contract; or
     (3)  payment of any Death Benefit;

the Owner may, with Our concurrence, change the Annuitant(s) or the Income Date. However, Income Date must occur when at least one of the following conditions continues to apply: (1) the Annuitant(s) has not exceeded age 90, or (2) the Income Date is not more than 10 years from the Contract Date. After the Income Date, the Annuity Payment Option may not be changed.

If the Owner is a non-natural person, then prior to the earlier of:

     (1)  the Income Date;
     (2)  surrender of the Contract; or
     (3)  payment of any Death Benefit;

the Owner may add the spouse of the Annuitant as a Joint Annuitant and may change the Income Date. However, the Income Date must occur when at least one of the following conditions continue to apply: (1) the Annuitant(s) has not exceeded age 90, or (2) the Income Date is not more than 10 years from the Contract Date. After the Income Date, the Annuity Payment Option may not be changed.

5.04 Annuity Payment Options

(A) Income for a fixed number of years - payments will be made for a chosen number of years, not less than 5 nor more than 50. You may choose a period certain longer than 30 years only if it does not exceed the difference between age 100 and the Annuitant's age on the date of first payment. At any time, however, the payee may elect to receive the present value of the remaining variable annuity payments, commuted at the 5% interest rate used to create the annuity factor for this option.

(B) Life Income with 10 Years of Payments Guaranteed - payments will be made for life with a 10 year period certain. If, at the death of the payee, Annuity Payments have been made for a period less than 10 years, we will continue payments during the remainder of the period to the successor payee; or, the successor payee may elect to receive in a lump sum the present value of the remaining Annuity Payments, commuted at the 5% interest rate used to create the annuity factor for this option.

(C) Joint and Last Survivor Income - payments will be made during the joint life of the Annuitant and a joint Annuitant of the Owner's choice. Payments will be made for life with no period certain. Annuity Payments will continue for as long as either the payee or a designated second natural person is alive. The amount of Annuity Payments will depend on the age of both persons on the Income Date and it may also depend on each person's sex.

(D) Other Annuity payment Options We may offer from time to time.

On the Income Date, at the time an Annuity Payment Option is selected under the provisions of this Contract, the total Contract Value (after deduction of any applicable Premium Taxes) will be applied to provide variable Annuity Payment benefits under the Annuity Payment Option You select. If you do not select an Annuity Payment Option before the Income Date, We will automatically choose Option B.

The amount of annuity payment will depend on the age and sex (except in cases where unisex rates are required) of the Annuitant as of the Income Date. Annuity payments will be made once each month. The Contract Value and Annuity Unit value used to effect benefit payments will be calculated as of the Income Date and on a monthly basis from the Income Date
thereafter.   Payments will be made within fourteen days following each
monthly calculation of benefit payment, subject to the Suspension or Deferral of Payments provision. See Section 4.10.

5.05 Determination of the Amount of the First Variable Annuity Payment

Part 8 of this Contract illustrates the minimum payment amounts and the age adjustments that will be used to determine the first monthly payment under a variable Annuity Payment Option. The tables show the dollar amount of the first monthly payment that can be purchased with each $1,000 of Contract Value after deduction of any applicable premium taxes.. Amounts shown use the 1983 'a' individual annuity mortality table, modified, with an assumed rate of return of 5% per year.

5.06 Determination of the Amount of Subsequent Variable Annuity Payments

The first variable annuity payment is sub-divided into components, each of which represents the product of:

     (1) the percentage elected by the Contract Owner of a specific Sub-account; and
     (2)  the entire first variable annuity payment.

On the Income Date, the Contract is credited with Annuity Units for each Sub-account. The number of Annuity Units credited is computed by dividing the component of the first payment attributable to a specific Sub-account by the Annuity Unit value for that Subaccount. Each component of each variable annuity payment after the first payment attributable to a specific Subaccount will be determined by multiplying the Annuity Unit value for that Subaccount on the monthly anniversary of the Income Date by the number of Annuity Units attributable to that Sub-account. The total variable annuity payment will be the sum of the payments attributable to each Sub-account. In the absence of transfers between Sub-accounts, the number of Annuity Units attributable to each Sub-account remains constant, although the Annuity Unit values will vary with the investment performance of the Sub-accounts.

The Annuity Unit value for any Valuation Period for any Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by the product of (A) and (B), where:

     (A) is 0.999866337 raised to a power equal to the number of days in the current Valuation Period; and
     (B) is the Accumulation Unit value of the same Subaccount for this Valuation Period divided by the Accumulation Unit value of the same Subaccount for the immediately preceding Valuation Period.

Keyport will value all assets in the Subaccount in accordance with the provisions of applicable laws, rules, and regulations. The determination by Keyport of the value of an Accumulation Unit or of an Annuity Unit, consistent with the above described methodology, will be binding on the Owner(s) and any Beneficiaries.

Keyport guarantees that the dollar amount of each payment after the first will not be affected by variations in mortality experience from mortality assumptions on which the first payment is based.

After the Income Date, the Owner may direct a transfer of assets from one Subaccount to another. Such transfers will be limited to three (3) per Contract Year.

A transfer from one Subaccount to another Subaccount will result in the purchase of Annuity Units in one Subaccount, and the redemption of Annuity Units in the other Subaccount. Such a transfer will be accomplished at relative Annuity Unit values as of the Valuation Date the transfer request is received.

5.07 Proof of Age

Payment will be subject to proof of age acceptable to Keyport, such as a certified copy of a birth certificate.

5.08 Evidence of Survival

If payments depend upon the continuing life of an Annuitant, We may require proof that the Annuitant is alive when each payment is due.

5.09 Change in Annuity Payment Option

The Annuity Payment Option may not be changed after the Income Date.








                            PART 6: BENEFICIARY

6.01 Designation

The Owner may designate a Beneficiary(s). Unless there are Joint Owners, the designated Beneficiary(s) will receive the Death Benefit proceeds upon the death of the Owner.

If there are Joint Owners, the surviving Joint Owner will receive the Death Benefit proceeds upon the death of the first Joint Owner. The surviving Joint Owner will be treated as the primary, designated Beneficiary. Any other Beneficiary designation on record at the time of death of the first Joint Owner will be treated as a contingent Beneficiary.

If the surviving Joint Owner, as spouse of the deceased Joint Owner, continues the Contract as the sole Owner in lieu of receiving the Death Benefit proceeds, then the designated Beneficiary(s) will receive the Death Benefit proceeds upon the death of the surviving spouse.

Unless otherwise stated in the Beneficiary designation, designated Beneficiaries will share the Death Benefit equally.

6.02 Change

The Owner may change any designated Beneficiary, unless prohibited by the previous designation. A change of Beneficiary will then revoke any previous designation.

A change may be made by mailing or faxing a signed request to Our Service Office. The change will become effective upon Our receipt of Your signed request.

6.03 Death

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Owner, that Beneficiary's interest will go to any other named Beneficiaries, according to their respective interests. If there are no other named Beneficiaries, benefits will be paid to the contingent Beneficiary(s), if any. Any other Beneficiary designation on record at the time of death of the first joint Owner will be treated as a contingent Beneficiary. Before the Income Date, if no Beneficiary or contingent Beneficiary survives the Owner the proceeds will be paid to the Owner's estate.

Once a Beneficiary is entitled to Death Benefit proceeds, the Beneficiary may name his or her own Beneficiary(s) to receive any remaining benefits due under the Contract, should the Beneficiary die prior to receipt of all benefits. If no Beneficiary is named, or if the named Beneficiary predeceases the original Beneficiary, any remaining benefits will continue to the original Beneficiary's estate. The Beneficiary designation must be signed and mailed or faxed to Our Service Office.

                        PART 7: GENERAL PROVISIONS

7.01 The Contract

The Contract, the application, and any endorsements attached to the Contract constitute the entire Contract. Only the president, a vice president, or the secretary of Keyport has the power, on behalf of Keyport, to change, modify, or waive any provisions of this Contract.

We reserve the right to unilaterally change the Contract for the purpose of keeping the Contract in compliance with federal or state law.

Any changes, modifications, or waivers must be in writing. No representative or person other than the above named officers has authority to change or modify this Contract or waive any of its provisions. All terms used in this Contract will have their usual and customary meaning except when specifically defined.

7.02 The Internet Service Center

The Internet Service Center is maintained to provide information to current and prospective customers and to enable various transactions. For security the Internet Service Center may issue the Owner a PIN or password. The Owner is responsible for any use of this PIN or password. For legal reasons certain transactions require a document with a signature (faxed or mailed). E-mailed requests for transactions that require a signed document will not be processed. Detailed instructions on how to perform various transactions such as transferring funds from one Subaccount to another Subaccount, changing the Beneficiary, or making a withdrawal can be found at the Internet Service Center. You agree to receive all required documents through the Internet Service Center. Documents will be considered to be delivered to You when they are placed in Your personal folder at the Internet Service Center.

7.03 Ownership

The Owner is the person who has the ability to exercise the rights within this Contract.

The Owner may name only his or her spouse a Joint Owner. Joint Owner(s) will be treated as having equal, undivided interests in the Contract, including rights of survivorship. Joint Owners may not exercise Ownership rights in the Contract independently of one another, and for certain requests or transactions, We reserve the right to require the request to be signed by both Joint Owners.

Before the Income Date, the Owner may, with Our concurrence, change the Annuitant. A request for such change must be made in a signed request that is mailed or faxed to Us. The Annuitant may not be changed in a Contract owned by a non-natural person. The Owner may also name a Contingent Annuitant by submitting a signed request designating the Contingent Annuitant by fax or mail to our Service Office. The contingent Annuitant designation is no longer applicable after the Income Date.

7.04 Assignments

If used with an Individual Retirement Annuity, the Contract will not be transferable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

7.05 Incontestability

We will not contest this Contract.

7.06 Misstatement of Age and/or Sex

If the age and/or sex of the Annuitant has been misstated, the benefits available under this Contract will be those which the Purchase Payments would have purchased using the correct age and/or sex. Any underpayment already made by Keyport will be made up immediately and any overpayments already made by Keyport will be charged against the annuity payments falling due after the correction is made.

7.07 Nonparticipating

The Contract is nonparticipating and will not share in the surplus earnings of Keyport.

7.08 Voting Rights

We will vote the Fund shares held in the Variable Account meetings of the various Funds. The votes will be cast according to the instructions of Owners with interests in a Fund. An Owner may give instructions for a number of votes equal to the Owner's percentage interest in a sub-account multiplied by the total number of votes attributable to the sub-account; fractional shares will be recognized.

Ownership of this Contract will not entitle any person to vote at any meeting of shareholders of Keyport Life Insurance Co.

7.09 Ownership of the Assets

Keyport will have exclusive and absolute ownership and control of its assets, including all assets in the Variable Account.

 7.10 Premium Tax

State and local government premium tax, if applicable, will be deducted from Purchase
Payments or Contract Value when incurred by Keyport or at another time of Keyport's choosing.

7.11 Maximum Issue Age

This Contract will not be issued to Owners or Joint Owners over the age of 90, or for Contracts issued as part of an Individual Retirement Annuity ("IRA") or other tax-qualified plan, this Contract will not be issued to Owners or Joint Owners over the age of 75.

7.12 Reports

Keyport will send a report to the Owner at least once each Contract Year. The report will be mailed electronically to the last e-mail address known to Keyport. The report will include a statement of the number of units credited to the Variable Account under this contract and the dollar value of such units. The information in the report will be as of a date not more than one month prior to the date the report is e-mailed. In addition, Keyport will e-mail the Owner at least once in each Contract Year a report of the investments held in the Sub-accounts under this contract. These reports will also be available to the Owner through the Internet Service Center.

        PART 8: ANNUITY PURCHASE RATES FOR VARIABLE PAYMENT OPTIONS

Using the Tables

Tables 2 and 3 are age-dependent. The amount of the first annuity payment will be based on an age a specified number of years younger than the person's then-attained age (i.e., age last birthday). This age setback is as follows:


          Date of First Payment         Age Setback
          1999                          1 year
          2000-2009                     2 years
          2010-2019                     4 years
          2020-2029                     5 years
          2030 or later                 6 years

We will calculate the amount for a payment frequency other than monthly and for any ages not shown in Tables 2 and 3 in accordance with the next section. Upon request, We will tell You any such amount.

Basis of Calculation

Table 1 is based on interest at 5%. Tables 2 and 3 are based on the 1983 Individual Annuity Valuation Tables, weighted 40% male and 60% female, with interest at 5% (Tables 2 and 3), projected dynamically with Projection Scale G.

 [TABLE 1: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION A FOR EACH
                              $1,000 APPLIED

Years   Payment   Years   Payment   Years   Payment   Years   Payment

5       $18.74     12      $9.16     19      $6.71      25     $5.76
6        15.99     13       8.64     20       6.51      26      5.65
7        14.02     14       8.20     21       6.33      27      5.54
8        12.56     15       7.82     22       6.17      28      5.45
9        11.42     16       7.49     23       6.02      29      5.36
10       10.51     17       7.20     24       5.88      30      5.28
11        9.77     18       6.94
]

[TABLE 2: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION B FOR EACH $1,000 APPLIED

Age   Payment  Age   Payment   Age   Payment   Age   Payment  Age  Payment

30     $4.39    43    $4.73    56    $5.43     69     $6.90   82    $9.22
31      4.40    44     4.77    57     5.51     70      7.06   83     9.38
32      4.42    45     4.81    58     5.59     71      7.22   84     9.52
33      4.44    46     4.85    59     5.68     72      7.39   85     9.66
34      4.46    47     4.89    60     5.78     73      7.57   86     9.79
35      4.49    48     4.94    61     5.88     74      7.75   87     9.90
36      4.51    49     4.99    62     5.98     75      7.94   88    10.01
37      4.54    50     5.04    63     6.09     76      8.12   89    10.10
38      4.57    51     5.10    64     6.21     77      8.31   90    10.18
39      4.59    52     5.16    65     6.34     78      8.50   91    10.25
40      4.63    53     5.22    66     6.47     79      8.69   92    10.31
41      4.66    54     5.29    67     6.60     80      8.87   93    10.36
42      4.69    55     5.36    68     6.75     81      9.05   94    10.40
                                                              95    10.43]

 [TABLE 3: FIRST MONTHLY PAYMENT PAYABLE UNDER VARIABLE OPTION C FOR EACH
                              $1,000 APPLIED

                            COMBINATION OF AGES

    30   35   40   45   50   55   60   65   70   75   80    85    90   95
30$4.24$4.27$4.29$4.31$4.33$4.34$4.36$4.37$4.37$4.38$4.38$4.39$4.39$ 4.39
35      4.30 4.34 4.37 4.40 4.42 4.44 4.46 4.47 4.48 4.48 4.49 4.49  4.49
40           4.39 4.44 4.48 4.52 4.55 4.57 4.59 4.61 4.62 4.63 4.63  4.63
45                4.50 4.57 4.62 4.68 4.72 4.75 4.78 4.80 4.81 4.82  4.82
50                     4.66 4.75 4.83 4.90 4.95 5.00 5.03 5.05 5.06  5.07
55                          4.87 4.99 5.11 5.20 5.28 5.33 5.37 5.39  5.40
60                               5.17 5.34 5.50 5.63 5.73 5.79 5.83  5.85
65                                    5.60 5.85 6.07 6.24 6.37 6.44  6.49
70                                         6.22 6.58 6.89 7.12 7.28  7.37
75                                              7.13 7.66 8.10 8.41  8.61
80                                                   8.48 9.25 9.86 10.29
85                                                       10.4711.56 12.42
90                                                            13.27 14.78
95                                                                  17.11]







                               Endorsements

                         To be inserted only by Us
























[Keyport Logo]



                              Service Office:
                        [Keyport Life Insurance Co.
                               P.O. Box 691
                           Leesburg, VA  20178]












                       Variable Annuity Certificate
                        Flexible Purchase Payments
                         Deferred Income Payments
                      Nonparticipating - No Dividends